Exhibit 99.1

NEWS RELEASE

Contact:	Jeremy W. Smeltser (Investors) 704-752-4478 E-mail: investor@spx.com

Tina Betlejewski (Media) 704-752-4454 E-mail: media@spx.com

SPX REPORTS THIRD QUARTER 2004 RESULTS

CHARLOTTE, NC – November 1, 2004 – SPX Corporation (NYSE:SPW) today reported results for the third quarter ended September 30, 2004. Revenues increased 17.1% to $1.31 billion from $1.12 billion in the year-ago quarter. Organic revenue growth was 10.1% (2.2% of which resulted from the favorable impact of currency fluctuations). The third quarter of 2004 includes a non-cash impairment charge of $71.5 million, or $0.83 per share, relating to a write-down of the carrying value of the company’s dock products business. Including this charge, and after moving the operating results of BOMAG (which SPX has a contract to sell) to discontinued operations, diluted earnings per share from continuing operations were a loss of ($0.13), compared with $0.85 in the year-ago quarter. Including discontinued operations, diluted net earnings per share were $0.03, compared with $0.98 in the year-ago quarter.

Including discontinued operations and excluding the non-cash impairment charge related to dock products, diluted earnings per share were $0.86 in the 2004 third quarter. Free cash flow during the quarter was $78.9 million, compared with $95.5 million in the year-ago quarter.

John B. Blystone, Chairman, President and CEO said, “We experienced good organic growth in the third quarter, but earnings were disappointing. Volume increases remain the primary driver of growth, while margins continue to be negatively impacted by a number of factors, including rising raw material costs, higher pension expense and the expensing of restricted stock. In addition, we continue to experience operating difficulties at our dock products business, which led to a substantial third quarter non-cash impairment charge, which is included in our results from continuing operations.”

Blystone added, “As we communicated at the end of the second quarter, we are currently evaluating the existing mix of businesses at SPX for potential divestitures where we believe value can be unlocked. We recently announced the first step in this process, an agreement to divest our compaction equipment platform, BOMAG, for approximately $446.0 million in cash. The net proceeds from this transaction, which we anticipate will close in late 2004, will be used to reduce debt. As we continue our strategic review, we expect to identify additional businesses that may be worth more to others than to us – and will pursue the appropriate steps to monetize these assets and use the proceeds to further strengthen SPX’s balance sheet.”

Blystone concluded, “While our typical seasonality drove stronger operating results and cash flow in the third quarter compared to the first half of the year, the results were not as strong as anticipated. Accordingly, the ten members of the senior executive group will forego any bonus payments for 2004, including payments of previously earned amounts from EVA bonus banks. We remain focused on improving operating results and positioning SPX for future growth.”

Excluding BOMAG, which is now moved to discontinued operations, but including the non-cash dock products impairment charge, SPX now expects 2004 GAAP earnings per share from continuing operations in the range of $2.12 to $2.22 per share. Including discontinued operations, the company expects GAAP earnings per share in the range of $4.05 to $4.15. This includes a ($0.22) loss per share from the sale of the municipal water valve product line recorded in the second quarter and a preliminary estimate for the gain on the sale of BOMAG of $1.60 to $1.70 per share to be recorded in the fourth quarter. Additionally, SPX is lowering its free cash flow target range for the year to $270 to $300 million from the previous target range of $270 to $320 million.

FINANCIAL HIGHLIGHTS – CONTINUING OPERATIONS

Revenues: Revenues for the third quarter 2004 grew 17.1% to $1.31 billion, compared to $1.12 billion in the year-ago quarter. Organic revenues (revenues excluding acquisitions and divestitures) improved 10.1%, compared to the 2003 third quarter. The strength of foreign currencies against the U.S. dollar had a favorable impact on organic revenues of approximately 2.2%.

Operating Margins: Third quarter operating margins were 3.4% (8.8% excluding the dock products non-cash impairment charge), compared to 12.2% in the year-ago quarter. The margin decrease was primarily attributable to operating declines in Industrial Products and Flow Technology, raw material cost increases, higher pension expenses recorded in 2004, and an increase in stock compensation expense associated with restricted stock awards in 2004. Sequentially, operating margins excluding the dock products impairment charge improved 340 basis points from 5.4% in the second quarter of 2004.

Diluted Earnings Per Share from Continuing Operations: Third quarter 2004 diluted (loss) earnings per share from continuing operations were ($0.13), compared to $0.85 in the 2003 quarter. Third quarter results in 2004 were impacted by a number of items, including:

•	($0.83) per share, or $71.5 million for a non-cash impairment charge related to the carrying value of the company’s Dock Products business, and

•	($0.07) per share, or $7.7 million, for incremental pension and stock compensation expenses.

Cash Flow: Free cash flow, a non-GAAP metric defined as cash flow from operations less capital expenditures, for the quarter was $78.9 million, compared to $95.5 million in the year-ago period. The decline was primarily due to lower operating income.

SEGMENT RESULTS

Technical Products and Systems

Revenues in the third quarter of 2004 were $355.6 million, compared to $311.7 million in the year-ago period, an increase of $43.9 million, or 14.1%. Organic revenues increased 8.4% as organic growth at security and integrated building life-safety systems, laboratory and life sciences and automated fare collection systems offset organic revenue declines at broadcast and communications. This platform’s revenues declined due primarily to lower sales of HDTV broadcast equipment and lower service revenues. The remainder of the segment’s revenue increase was due to acquisitions completed in 2003 and in the first nine months of 2004.

Segment income was $59.9 million, or 16.8%, compared to $54.6 million, or 17.5%, in the third quarter of 2003. The decrease in operating margins was due primarily to an increase in selling, general and administrative expenses related to higher pension expense and acquisitions completed in 2003 and 2004.

Industrial Products and Services

Revenues in the third quarter of 2004 were $265.3 million, compared to $238.9 million in the year-ago period, an increase of $26.4 million, or 11.1%. The increase was due primarily to organic revenue growth across the segment resulting from stronger product demand.

Segment income was $13.3 million, or 5.0%, compared to $26.3 million, or 11.0%, in the third quarter of 2003. The decrease in segment margins is due primarily to raw material price increases and a $5.0 million operating loss at dock products. Dock products continued to experience higher operating costs in the third quarter of 2004 as a result of operating inefficiencies caused by a delay in the start-up of a new facility in Reynosa, Mexico, and raw material price increases.

Segment income in the compact hydraulic tools business improved in the third quarter of 2004, compared to the prior-year period, due to organic revenue growth and completion of restructuring actions in this business. The filtration products business experienced lower margins due to competitive pressures in aftermarket sales.

Flow Technology

Revenues in the third quarter were $271.3 million, compared to $225.5 million in the year-ago period, an increase of $45.8 million, or 20.3%. The increase in revenues was due to a bolt-on acquisition completed in the first quarter of 2004 and 6.8% organic revenue growth in the segment. The strength of foreign currencies relative to the U.S. dollar had a favorable impact on organic revenue of approximately 2.6%.

Segment income was $37.3 million, or 13.7%, compared to $46.2 million, or 20.5% in the third quarter of 2003. The segment experienced lower margins in air treatment due to the acquisition completed in the first quarter of 2004 of a business that had historically lower margins than the remainder of the segment, as well as operating inefficiencies at valves and controls. In addition, an inventory write-down of $3.3 million was recorded at valves and controls in the third quarter of 2004. Segment margins were also reduced by increased raw material costs.

Cooling Technologies and Services

Revenues in the third quarter were $214.4 million, compared to $146.9 million in the year-ago period, an increase of $67.5 million, or 45.9%. The increase in revenues was largely a result of acquisitions completed in 2003. Organic revenue growth was 28.3% due to strong product demand in Asia and service revenues in Europe. The strength of foreign currencies relative to the U.S. dollar had a favorable impact on organic revenue of approximately 4.5%.

Segment income was $18.0 million, or 8.4%, compared to $15.6 million, or 10.6%, in the third quarter of 2003. Segment margins declined as a result of acquisitions completed in 2003 of businesses that had historically lower margins than the segment, as well as a higher proportion of projects in Asia, which generate lower operating margins.

Service Solutions

Revenues in the third quarter of 2004 were $206.4 million, compared to $197.9 million in the year-ago period, an increase of $8.5 million, or 4.3%. The increase in revenues was due primarily to the Actron acquisition completed in the third quarter of 2004.

Segment income was $21.8 million, or 10.6%, compared to $24.6 million, or 12.4% in the third quarter of 2003. Segment margins declined due primarily to lower pension income in 2004 compared to 2003.

OTHER THIRD QUARTER ITEMS

Debt Reduction: During the third quarter of 2004, the company repurchased $48.5 million and $17.5 million of outstanding 6.25% and 7.5% senior notes, respectively. In connection with the repurchases, a $1.4 million charge to interest expense was recorded relating to the write-off of debt acquisition costs and the net premium associated with the repurchases of the notes.

Share Repurchases: During the third quarter of 2004, the company repurchased 1.14 million shares of its common stock on the open market for $42.3 million.

Impairment Charge: During the third quarter of 2004, the company recorded a non-cash special charge of $71.5 million ($61.8 million net of tax), or $0.83 per share, for the impairment of goodwill and an indefinite lived intangible asset at its dock products business, a component of the Industrial Products and Services segment. This business has recorded operating losses of

$15.9 million, or $0.14 per share, during the first nine months of 2004. The magnitude of these losses, coupled with initial projections of long-term operating results, indicated a potential impairment of goodwill and indefinite lived intangibles in the quarter.

The company performed impairment testing in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” With the assistance of an independent appraisal firm, the company determined that the carrying value of the business exceeded the fair value of the business, resulting in the non-cash impairment charge of $71.5 million ($61.8 million net of tax), or $0.83 per share. This charge is recorded as a special charge in the attached condensed consolidated statement of income.

Discontinued Operations: During the fourth quarter of 2004, the company agreed to sell its compaction equipment platform, BOMAG, for approximately $446.0 million in cash. This business was previously reported as part of the Industrial Products and Services segment. It is expected that the sale will be completed in late 2004. The transaction is expected to result in a gain on the sale, net of tax, preliminarily estimated at approximately $120 to $130 million, or $1.60 to $1.70 per share.

During the second quarter of 2004, the company recorded a loss from discontinued operations, net of tax, of $16.5 million, or $0.22 per share, associated with the probable sale of its municipal water valve product line previously reported as part of the Flow Technology segment. It is expected that the sale of this product line will be completed in 2004.

On April 7, 2003, SPX and CNT announced a definitive agreement resulting in the acquisition by CNT of all of the outstanding shares of SPX’s Inrange Technologies subsidiary for approximately $190 million in cash. The transaction closed on May 5, 2003, and SPX received approximately $149 million in net cash proceeds.

For GAAP purposes, these operations are treated as discontinued operations, and their results for all periods are included under the caption “Income from discontinued operations, net of tax,” and gains or losses on the sales, net of tax, are included under the caption “Loss on disposition of discontinued operations, net of tax,” on the attached condensed consolidated statements of income.

Accounting for Contingently Convertible Debt: In October 2004, the EITF of the FASB reached a consensus on EITF Issue No. 04-8, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings Per Share.” Under the EITF’s conclusion, contingently convertible shares attached to a debt instrument are to be included in the calculation of diluted earnings per share regardless of whether the contingency has been met. The effective date for the EITF will be the same as the effective date for the revised version of SFAS No. 128, “Earnings Per Share,” which has yet to be issued by the FASB. However, the FASB’s recent discussions indicate that the revised SFAS No. 128 will be effective for reporting periods ending after December 15, 2004. Once EITF 04-8 is effective, SPX will be required to retroactively restate diluted earnings per share calculations for all periods presented. Based on the “if converted” provisions of SFAS Number 128, if the LYONs had been converted as of January 1, 2004, diluted earnings per share from continuing operations would have been $1.04 for the nine months ended September 30, 2004. Additionally, the company’s full year 2004 earnings per share from continuing operations would be approximately $0.12 per share lower than current guidance of $2.12 to $2.22 per share. The company’s full year 2004 earnings per share guidance including discontinued operations would be approximately $0.34 lower than current guidance of $4.05 to $4.15 per share. However, the exact amount of dilution, which may be more than the “if converted” amounts above, cannot be determined until further guidance is provided by the FASB.

Dividend: On August 25, 2004, the Board of Directors declared a quarterly dividend of $0.25 per common share payable to shareholders of record on September 10, 2004. The third quarter dividend, totaling $18.8 million, was paid on October 1, 2004.

Form 10-Q: The company’s quarterly report on Form 10-Q for the period ended September 30, 2004 was filed today with the Securities and Exchange Commission. This press release should be read in conjunction with that filing, which is available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions. The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s quarterly report on Form 10-Q for the period ended June 30, 2004 and the company’s annual report on Form 10-K for the year ended December 31, 2003. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change under the company’s “grow, fix or sell” strategy.

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in millions)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and equivalents	$416.8	$717.1
Accounts receivable, net	1,007.0	946.9
Inventories, net	668.8	564.6
Other current assets	89.2	83.9
Deferred income taxes	192.4	195.4
Assets of discontinued operations	607.0	605.1

Total current assets	2,981.2	3,113.0
Property, plant and equipment	1,184.8	1,147.5
Accumulated depreciation	(561.2)	(502.8)

Net property, plant and equipment	623.6	644.7
Goodwill	2,702.9	2,711.0
Intangibles, net	550.6	504.1
Other assets	642.2	652.2

Total assets	$7,500.5	$7,625.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$549.3	$558.9
Accrued expenses	691.6	776.8
Short-term debt	52.9	65.9
Current maturities of long-term debt	39.8	24.8
Liabilities of discontinued operations	243.8	201.6

Total current liabilities	1,577.4	1,628.0
Long-term debt	2,436.7	2,530.2
Deferred income taxes	737.7	785.3
Other long-term liabilities	604.9	612.7

Total long-term liabilities	3,779.3	3,928.2
Minority interest	1.9	1.6
Shareholders’ equity:
Common stock	904.1	878.1
Paid-in capital	981.7	897.2
Retained earnings	751.1	714.2
Unearned compensation	(79.0)	(40.7)
Accumulated other comprehensive income	217.8	207.2
Common stock in treasury	(633.8)	(588.8)

Total shareholders’ equity	2,141.9	2,067.2

Total liabilities and shareholders’ equity	$7,500.5	$7,625.0

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

($ in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues	$1,313.0	$1,120.9	$3,808.6	$3,257.7
Costs and expenses:
Cost of products sold	934.4	773.1	2,727.5	2,262.7
Selling, general and administrative	249.3	195.4	759.7	620.4
Intangible amortization	5.3	2.5	13.6	6.8
Special charges, net	79.7	13.5	101.6	47.1

Operating income	44.3	136.4	206.2	320.7
Other (expense) income, net	(2.1)	3.4	(6.4)	3.5
Equity earnings in joint ventures	6.5	8.5	18.8	26.2
Interest expense, net	(43.3)	(45.2)	(119.5)	(136.1)

Income from continuing operations before income taxes	5.4	103.1	99.1	214.3
Income tax provision	(14.9)	(37.8)	(19.0)	(84.7)

Income (loss) from continuing operations	(9.5)	65.3	80.1	129.6
Income from discontinued operations, net of tax	11.7	9.6	30.1	26.4
Loss on disposition of discontinued operations, net of tax	—	—	(16.5)	(18.9)

Income from discontinued operations	11.7	9.6	13.6	7.5
Net income	$2.2	$74.9	$93.7	$137.1

Basic income per share of common stock
Income (loss) from continuing operations	$(0.13)	$0.86	$1.08	1.67
Income from discontinued operations	0.16	0.13	0.18	0.10

Net income per share	$0.03	$0.99	$1.26	$1.77

Weighted average number of common shares outstanding	74.301	75.601	74.369	77.593
Diluted income per share of common stock
Income (loss) from continuing operations	$(0.13)	$0.85	$1.06	$1.66
Income from discontinued operations	0.16	0.13	0.18	0.09

Net income per share	$0.03	$0.98	$1.24	$1.75

Weighted average number of common shares outstanding	74.667	76.720	75.346	78.167

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

($ in millions)

	Nine Months Ended September 30,
	2004	2003
Cash flows from (used in) operating activities:
Net income	$93.7	$137.1
Income from discontinued operations, net of tax	(13.6)	(7.5)

Income from continuing operations	80.1	129.6
Adjustments to reconcile income from continuing operations to net cash from operating activities
Special charges	101.6	47.1
Deferred income taxes	(10.8)	28.5
Depreciation	70.9	74.3
Amortization of intangibles and other assets	15.1	7.7
Early extinguishment of debt	1.4	—
Accretion of LYONs	13.2	15.1
Pension and other employee benefits	37.2	22.3
Stock-based compensation	17.1	4.2
Other, net	4.5	17.9
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	10.0	85.8
Inventories	(79.2)	(5.9)
Accounts payable, accrued expenses, and other	(228.0)	(113.5)
Cash spending on restructuring actions	(23.8)	(49.3)

Net cash from continuing operations	9.3	263.8
Net cash from discontinued operations	32.0	18.7

Net cash from operating activities	41.3	282.5
Cash flows from (used in) investing activities:
Proceeds from asset sales	14.7	232.7
Business acquisitions and investments, net of cash acquired	(135.7)	(189.2)
Capital expenditures	(38.8)	(51.0)

Net cash used in continuing operations	(159.8)	(7.5)
Net cash used in discontinued operations	(6.8)	(3.7)

Net cash used in investing activities	(166.6)	(11.2)
Cash flows from (used in) financing activities:
Additional debt borrowings	—	293.8
Repayments of debt borrowings	(57.4)	(247.8)
Repurchase of senior notes	(66.2)	—
Net borrowings under other financing arrangements	(11.9)	11.2
Purchases of common stock	(42.3)	(195.4)
Proceeds from the exercise of employee stock options	35.4	4.8
Dividends paid	(56.8)	—

Net cash used in continuing operations	(199.2)	(133.4)
Net cash from discontinued operations	22.5	12.2

Net cash used in financing activities	(176.7)	(121.2)

Net change in cash and equivalents	(302.0)	150.1
Consolidated cash and equivalents, beginning of period	721.6	555.9

Consolidated cash and equivalents, end of period	$419.6	$706.0

Cash and equivalents of discontinued operations	$2.8	$5.5
Cash and equivalents of continuing operations	$416.8	$700.5

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF INCOME BY SEGMENT

(Unaudited)

($ in millions)

	Three months ended September 30,			Nine months ended September 30,
	2004	2003	%	2004	2003	%
Technical Products and Systems (1)
Revenues	$355.6	$311.7	14.1%	$999.1	$885.8	12.8%
Gross profit	142.3	121.2		380.2	348.5
Selling, general & administrative	80.7	65.6		246.4	206.6
Intangible amortization	1.7	1.0		5.1	3.0

Segment income	$59.9	$54.6	9.7%	$128.7	$138.9	-7.3%

as a percent of revenues	16.8%	17.5%		12.9%	15.7%
Industrial Products and Services (1)
Revenues	$265.3	$238.9	11.1%	$805.2	$741.9	8.5%
Gross profit	43.1	49.8		141.2	147.3
Selling, general & administrative	29.0	22.7		93.9	77.7
Intangible amortization	0.8	0.8		1.9	1.7

Segment income	$13.3	$26.3	-49.4%	$45.4	$67.9	-33.1%

as a percent of revenues	5.0%	11.0%		5.6%	9.2%
Flow Technology (1)
Revenues	$271.3	$225.5	20.3%	$770.5	$640.5	20.3%
Gross profit	84.7	85.6		243.3	231.2
Selling, general & administrative	46.1	39.1		144.3	126.8
Intangible amortization	1.3	0.3		1.9	1.0

Segment income	$37.3	$46.2	-19.3%	$97.1	$103.4	-6.1%

as a percent of revenues	13.7%	20.5%		12.6%	16.1%
Cooling Technologies and Services
Revenues	$214.4	$146.9	45.9%	$590.2	$432.1	36.6%
Gross profit	49.1	35.7		141.0	109.1
Selling, general & administrative	30.0	19.8		85.6	60.8
Intangible amortization	1.1	0.3		3.9	0.9

Segment income	$18.0	$15.6	15.4%	$51.5	$47.4	8.6%

as a percent of revenues	8.4%	10.6%		8.7%	11.0%
Service Solutions
Revenues	$206.4	$197.9	4.3%	$643.6	$557.4	15.5%
Gross profit	59.4	55.5		175.4	158.9
Selling, general & administrative	37.2	30.8		111.5	95.5
Intangible amortization	0.4	0.1		0.8	0.2

Segment income	$21.8	$24.6	-11.4%	$63.1	$63.2	-0.2%

as a percent of revenues	10.6%	12.4%		9.8%	11.3%
Total segment income	150.3	167.3		385.8	420.8
Corporate expenses	(20.8)	(16.0)	30.0%	(60.9)	(48.8)	24.8%
Stock-based compensation	(5.5)	(1.4)		(17.1)	(4.2)
Special charges	(79.7)	(13.5)		(101.6)	(47.1)

Consolidated operating income (1)	$44.3	$136.4	-67.5%	$206.2	$320.7	-35.7%

(1)	Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

CASH RECONCILIATION

(Unaudited)

($ in millions)

Nine months ended 9/30/2004
Beginning cash (1)	$721.6
Operational cash flow	9.3
Acquisitions	(135.7)
Capital expenditures	(38.8)
Proceeds from asset sales	14.7
Net borrowings / (payments)	(135.5)
Purchases of common stock	(42.3)
Proceeds from the exercise of employee stock options	35.4
Dividends paid	(56.8)
Cash from discontinued operations	47.7

Ending cash (1)	$419.6

	Ending Debt 12/31/2003	Net Change	Acquisitions/ Currency	LYONs Discount Accretion	Ending Debt 9/30/2004
Revolver	$—	—	—	—	$—
Tranche A	208.1	(16.8)	—	—	191.3
Tranche B	891.0	(6.7)	—	—	884.3
LYONs, net of unamortized discount	640.8	—	—	13.2	654.0
7.5% Senior Notes	500.0	(17.5)	—	—	482.5
6.25% Senior Notes	300.0	(48.5)	—	—	251.5
Other	81.0	(46.0)	30.8	—	65.8

Totals	$2,620.9	$(135.5)	$30.8	$13.2	$2,529.4

(1)	Includes cash of discontinued operations of $2.8 and $4.5 as of September 30, 2004 and December 31, 2003, respectively.

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW RECONCILIATION

(Unaudited)

($ in millions)

	Three months ended September 30,
	2004	2003
Net cash from operating activities	$91.4	$113.2
Capital expenditures	(12.5)	(17.7)

Free cash flow	$78.9	$95.5

SPX CORPORATION AND SUBSIDIARIES

EPS RECONCILIATION

(Unaudited)

Three months ended September 30,
2004
Net income per share	$0.03
Add back: dock products impairment charge	0.83

Q3 EPS excluding impairment charge	$0.86